Exhibit 99.1

Absci Reports Business Updates and First Quarter 2026 Financial and Operating Results
Successfully dosed all four planned healthy volunteer SAD cohorts of ongoing ABS-201™ HEADLINE trial; well-tolerated with favorable emerging safety data
Preliminary pharmacokinetic (PK) modeling from HEADLINE trial supports ABS-201's targeted dosing interval
Initiated dosing of first MAD cohort of AGA participants of ongoing ABS-201™ HEADLINE trial
Expanding prolactin program portfolio with addition of ABS-202 to internal pipeline
VANCOUVER, Wash. and NEW YORK, May 7, 2026 – Absci Corporation (Nasdaq: ABSI), a clinical-stage biopharmaceutical company advancing breakthrough therapeutics designed with generative AI, today reported financial and operating results for the quarter ended March 31, 2026.
“2026 is going to be a data-rich year for Absci with multiple readouts ahead,” said Sean McClain, Founder and CEO. “ABS-201, our AI-designed long-acting antibody against the prolactin receptor, has the potential to be the first new mechanism of action in androgenetic alopecia in nearly three decades, with a targeted dosing interval of just a few times a year. ABS-202, announced today, extends our prolactin work into a third therapeutic area. We're combining Origin with the prolactin biology we've built to go after a target that has been overlooked.”
Recent Highlights
•Successfully dosed all four planned healthy volunteer single ascending dose (SAD) cohorts of ongoing Phase 1/2a HEADLINE trial. To date, ABS-201 continues to be well tolerated, with favorable emerging safety data. Additionally, preliminary PK modeling from the company's ongoing clinical trial supports ABS-201's targeted dosing interval of two or three injections over a six-month period. Absci has also initiated dosing of the first multiple ascending dose (MAD) cohort of AGA participants. Absci anticipates reporting preliminary safety, tolerability, and PK data in the second quarter of 2026.
•Expanded internal program pipeline with addition of ABS-202, a second novel anti-PRLR antibody currently in preclinical development for an undisclosed indication in inflammation and immunology (I&I).

Exhibit 99.1
•Launched endometriosis clinical advisory board for ABS-201 program, consisting of endometriosis and clinical development experts with backgrounds from renowned institutions including the Yale University School of Medicine, Duke University School of Medicine, UCSF, and the Mayo Clinic.
Prolactin (PRL) Program Portfolio
Absci is leveraging its leadership in prolactin biology to expand its pipeline of programs centered on prolactin and the prolactin receptor (PRLR). This growing portfolio currently includes:
•ABS-201 for Androgenetic Alopecia: ABS-201, currently undergoing Phase 1/2a studies, is being developed for androgenetic alopecia (AGA), commonly known as male and female pattern hair loss. Absci believes that ABS-201, if successfully developed and approved, could provide a significant new category of AGA treatment that offers potentially durable hair growth with a convenient administration profile. Today, Absci announced that it has successfully dosed all four planned healthy volunteer single ascending dose (SAD) cohorts of the ongoing Phase 1/2a HEADLINE trial. To date, ABS-201 continues to be well tolerated, with favorable emerging safety data. Additionally, preliminary PK modeling from the company's ongoing clinical trial supports ABS-201's targeted dosing interval of two or three injections over a six-month period. Absci has also initiated dosing of the first multiple ascending dose (MAD) cohort of AGA participants. Absci anticipates reporting preliminary safety, tolerability, and PK data in the second quarter of 2026, with interim proof-of-concept data in the second half of 2026 and full proof-of-concept data in early 2027.
•ABS-201 for Endometriosis: Endometriosis is a condition that impacts a large, underserved patient population with significant unmet medical need and poor standard of care. Endometriosis is prevalent in up to 10% of women worldwide, including an estimated 9 million women in the U.S., and there is currently no FDA-approved disease-modifying therapy. ABS-201 for endometriosis represents a novel non-sex steroid hormone mechanism, with potential to be disease-modifying, act on both pain and lesion growth, and offer an improved safety profile. Absci anticipates initiation of a Phase 2 clinical trial for endometriosis in the fourth quarter of 2026, with potential proof-of-concept data in the second half of 2027.
•ABS-202 for Undisclosed I&I Indication: Today, Absci announced the addition of ABS-202 to its portfolio of internal pipeline programs. ABS-202 is an anti-PRLR antibody in preclinical development for an undisclosed I&I indication.

Exhibit 99.1
Other Internal Pipeline and Partnered Programs
Absci continues to advance partnering discussions for other internal programs at various stages of preclinical and clinical development. Absci also continues to advance its ongoing drug creation partnered programs and anticipates signing one or more partnerships, including with a Large Pharma company, in 2026.
Recent Accepted Presentations and Abstracts
•Cold Spring Harbor Laboratory - Brain Body Physiology 2026: "Re-interpreting Prolactin as a Peripheral Brain–Body Stress Response Amplifier: Lessons from the Hair Follicle"
•Society of Investigative Dermatology (SID) 2026: "Novel Strategy to Promote Hair Follicle Growth and Stem Cell Activation in Human Male Scalp Skin: Targeting Prolactin Receptor with ABS-201"
•World Congress for Hair Research (WCHR) 2026: "Prolactin Receptor Blockade with ABS-201 Promotes Hair Follicle Growth and Stem Cell Activation in Human Male Scalp Skin"
•Society of Endometriosis and Uterine Disorders (SEUD) 2026: "Prolactin Receptor Blockade With ABS-201 Relieves Pain and Inflammation in a Homologous Transplant Mouse Model of Endometriosis"
•ICLR 2026 GEM Workshop: "Origin-1: Experimentally Validated Generative AI Platform for De Novo Antibody Design Against “Zero-Prior” Epitopes"
•PEGS Boston 2026: "Origin-1: An Experimentally Validated Generative AI Platform for De Novo Antibody Design Against Zero-Prior Epitopes"
First Quarter 2026 Financial Results
Revenue was $0.2 million for the three months ended March 31, 2026, compared to $1.2 million for the three months ended March 31, 2025.
Research and development expenses were $19.3 million for the three months ended March 31, 2026, compared to $16.4 million for the three months ended March 31, 2025. This increase was primarily driven by advancement of Absci's internal programs, including direct costs associated with external preclinical and clinical development of ABS-201.
Selling, general, and administrative expenses were $9.1 million for the three months ended March 31, 2026, compared to $9.5 million for the three months ended March 31, 2025. This decrease was primarily due to a reduction in personnel-related costs.
Net loss was $29.6 million for the three months ended March 31, 2026, compared to $26.3 million for the three months ended March 31, 2025.

Exhibit 99.1
Cash, cash equivalents, and marketable securities as of March 31, 2026 were $125.7 million, compared to $144.3 million as of December 31, 2025.
Based on the company's current projections, Absci believes its cash, cash equivalents, and marketable securities will be sufficient to fund its operating plans into the first half of 2028.
Webcast Information
Absci will host a conference call to discuss its first quarter 2026 business updates and financial and operating results on Thursday, May 7, 2026 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. A webcast of the conference call can be accessed at investors.absci.com. The webcast will be archived and available for replay for at least 90 days after the event.
About Absci
Absci is advancing the future of drug discovery with generative design to create better biologics for patients, faster. Our Integrated Drug Creation™ platform combines cutting-edge AI models with a synthetic biology data engine, enabling the rapid design of innovative therapeutics that address challenging therapeutic targets. Absci’s approach leverages a continuous feedback loop between advanced AI algorithms and wet lab validation. Each cycle refines our data and strengthens our models, facilitating rapid innovation and enhancing the precision of our therapeutic designs. Alongside collaborations with top pharmaceutical, biotech, tech, and academic leaders, Absci is advancing its own pipeline of AI designed therapeutics including ABS-201™, a groundbreaking innovation in hair regrowth with the potential to redefine treatment possibilities for androgenetic alopecia, commonly known as male and female pattern hair-loss. ABS-201 is also being investigated as a potential “best-in-class” therapeutic for endometriosis, a condition with significant unmet medical need and market potential. Absci is headquartered in Vancouver, WA, with AI Research Labs in New York City and Serbia, and an Innovation Center in Switzerland. Learn more at www.absci.com or follow us on LinkedIn (@absci), X (@Abscibio) and YouTube.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding any or all of the following: development and clinical progress of Absci's pipeline programs, including ABS-201, the design, enrollment, conduct, and timelines of our ongoing Phase 1/2a HEADLINE™ trial of ABS-201 for androgenetic alopecia; the anticipated timing of an interim proof-of-concept data readout for ABS-201 in the second half of 2026; the potential advancement of ABS-201 into Phase 3 development; the anticipated initiation of a Phase 2 clinical trial of ABS-201 for endometriosis in

Exhibit 99.1
the fourth quarter of 2026 and a potential proof-of-concept readout in the second half of 2027; the anticipated characteristics and product profile of ABS-201 as a drug product, our target product profile and its attributes, the potential for an expedited development pathway including the possibility of advancing directly from Phase 1/2a into Phase 3, our planned engagement with the FDA regarding development strategy, and potential market opportunity and commercial prospects for ABS-201; projections regarding potential market opportunity based on various assumptions, including potential regulatory approval, the final approved label, and the evolving competitive landscape, any of which could cause our actual addressable market to differ materially from these projections; Absci’s strategy, goals, anticipated financial performance and the sufficiency of its cash resources; and expected benefits of its collaborations with partners. Risks that contribute to the uncertain nature of the forward-looking statements include, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in Absci Corporation’s most recent annual report on Form 10-K and in any other subsequent filings made by Absci Corporation with the U.S. Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Investor Contact:
Alexander D.H. Khan
Corporate Vice President
Head of Investor Relations
investors@absci.com

Media Contact:
press@absci.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
(In thousands, except for share and per share data)	2026	2025
Revenues
Partner program revenue	$215	$1,179
Operating expenses
Research and development	19,275	16,364
Selling, general and administrative	9,058	9,472
Depreciation and amortization	2,728	3,072
Total operating expenses	31,061	28,908
Operating loss	(30,846)	(27,729)
Other income (expense)
Interest expense	(18)	(79)
Other income, net	1,283	1,458
Total other income, net	1,265	1,379
Loss before income taxes	(29,581)	(26,350)
Income tax expense (benefit)	(18)	4
Net loss	$(29,599)	$(26,346)

Net loss per share: Basic and diluted	$(0.19)	$(0.21)

Weighted-average common shares outstanding: Basic and diluted	152,961,894	124,461,439

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
(In thousands, except for share and per share data)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$8,627	$20,025
Marketable securities	117,078	124,267
Prepaid expenses and other current assets	6,267	5,281
Total current assets	131,972	149,573
Operating lease right-of-use assets	2,630	2,914
Property and equipment, net	18,778	20,860
Intangibles, net	40,768	41,514
Restricted cash, long-term	1,062	1,053
Other long-term assets	383	383
TOTAL ASSETS	$195,593	$216,297
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$17,310	$19,348
Long-term debt	413	873
Operating lease obligations	1,857	1,805
Deferred revenue	450	739
Total current liabilities	20,030	22,765
Operating lease obligations, net of current portion	2,145	2,624
Deferred revenue, long-term	641	436
Other long-term liabilities	806	1,023
TOTAL LIABILITIES	23,622	26,848

STOCKHOLDERS' EQUITY
Preferred stock	—	—
Common stock	15	15
Additional paid-in capital	826,035	813,627
Accumulated deficit	(654,383)	(624,784)
Accumulated other comprehensive income	304	591
TOTAL STOCKHOLDERS' EQUITY	171,971	189,449
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$195,593	$216,297